Exhibit 99.1

AIRBORNE PREVIEWS FIRST QUARTER RESULTS

SEATTLE, WA — April 15, 2003

Airborne, Inc. (NYSE: ABF) (www.airborne.com) today announced that despite significant growth in domestic ground volumes, the company expects to report a loss in the first quarter due primarily to costs related to the announced strategic transaction and higher operating expenses. Operating costs were driven up by extreme winter weather conditions, escalating fuel costs, and increased corporate costs. The company expects to report a net loss of ($0.12) to ($0.17) per share in the first quarter. The current first quarter First Call analyst consensus estimate is for a net profit of $0.09 per share. Airborne is scheduled to report final first quarter results on April 30, 2003.

“Overall domestic shipment volume increased approximately 3.5% over the first quarter last year due to excellent growth in GDS, our Ground Delivery Service,” stated Carl Donaway, Chairman and CEO. “GDS volumes averaged about 220,000 shipments per day in the first quarter, above our target of 210,000 per day. Our @home service is in line to meet targets with volumes increasing 11% from a year ago to 103,000 shipments per day. Core Air Express products, impacted by adverse winter weather throughout much of the United States and the sluggish economy, have remained under pressure as anticipated, decreasing an estimated 8% by volume from the first quarter last year.”

“As anticipated, operating costs rose in the first quarter due in part to increased corporate costs and transportation costs related to higher ground shipment volumes,” stated Lanny Michael, Executive Vice President and CFO. “Operating costs were also impacted by the severe weather conditions and the continued rise in fuel prices. As we anticipated, corporate costs related to pension and insurance increased by $5 million over the first quarter last year. In addition, legal and professional fees associated with the planned merger with DHL and separation of ABX Air were approximately $6 million in the quarter. While we will show reasonable labor productivity improvement in the first quarter, productivity was impacted by the weather, and modest wage inflation will offset some of these productivity gains.”

Fuel costs rose significantly, reaching $1.21 per gallon in March with an average price of $1.12 in the first quarter, compared to $0.71 in the first quarter of last year. The resulting jet fuel cost increase of approximately $14 million was only partially offset by increased revenues from fuel surcharges. Increased GDS volumes have increased truck linehaul expenses as well, reflecting the company’s shift in business mix.

“The international segment is expected to show a modest increase in revenues despite the seasonal slowdown typical in the first quarter,” Donaway added. “As a result of our continued focus on yield management and cost controls, operating results will also show an improvement over the first quarter last year.”

Airborne expects to report complete first quarter results on the morning of April 30, 2003, and management will host a conference call at 7:30 am PDT to discuss the quarter. The webcast of the live call and replay can be found at www.airborne.com, or the live call can be accessed by dialing (877) 679-9045 domestically or (952) 556-2802 internationally. The replay will be available for one week at (800) 615-3210 domestically or (703) 326-3020 internationally, both using access code 105459#.

For more than 50 years, Airborne, Inc. and its subsidiaries have served the shipping needs of business customers around the world. Today, Airborne offers total distribution solutions by providing time-sensitive delivery of documents, letters, small packages, and freight to virtually every U.S. ZIP code and more than 200 countries. Customers For more than 50 years, Airborne, Inc. and its subsidiaries have served the shipping needs of business customers around the world. Today, Airborne offers total distribution solutions by providing time-sensitive delivery of documents, letters, small packages, and freight to virtually every U.S. ZIP code and more than 200 countries. Customers can select from a variety of services including Same Day, Airborne 10:30 AM, Express AM, Next Afternoon, Two Day, Ground, International Express and Freight, Ocean Service, and logistics management.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, and the company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, developing and maintaining customer relationships, successfully implementing new concepts, competition, fuel prices, the geo-political environment, and the ability of Airborne’s management to successfully and cost-effectively implement the strategic transaction process. Additional information on these and other factors, which could affect the company’s financial results, is included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.

For more information contact:

Investor Relations: Lanny Michael, (206) 281-1003 Lanny.michael@airborne.com

Media/Public Relations: Robert Mintz, (206) 830-3185 Robert.mintz@airborne.com